Exhibit 99.1

NEWS RELEASE                                                                                                               C2005-15

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE	Page 1

DST SYSTEMS, INC. ANNOUNCES AGREEMENT TO MERGE LOCK\LINE

KANSAS CITY, MO. (October 27, 2005) - DST Systems, Inc. (NYSE: DST) announced today that it has signed a definitive agreement to merge its subsidiary lock\line into Asurion Corporation, a privately held company, with principal operations in Nashville, Tennessee, in a tax free merger. As a result of the merger, DST will own approximately 35% of the combined Asurion/lock\line organization. DST will receive no cash proceeds in connection with the agreement.

lock\line provides administrative services for the extended warranty programs of telecommunications carriers, handset replacement programs for wireless carriers and consumer debt protection programs. Asurion’s offerings include warranty management, device protection, roadside assistance and enterprise managed mobility solutions for technology firms in the U.S., Canada and Asia.

Asurion recorded revenues of $417.8 million and $517.3 million for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively, and has approximately 2,500 employees as of September 30, 2005. lock\line recorded operating revenues of $97.3 million and $93.0 million for the year ended December 31, 2004 and nine months ended September 30, 2005, respectively, and has approximately 1,500 employees as of September 30, 2005.

For accounting purposes, DST will be required to treat the transaction as both a sale of lock\line and a corresponding purchase of its interests in Asurion. DST expects to recognize for book purposes a pre-tax gain on the merger that will range from approximately $60 million to $85 million. Asurion will be treated as an unconsolidated affiliate for financial reporting purposes and DST will recognize in its income statement its pro-rata share of Asurion earnings. DST estimates that the transaction may be slightly dilutive to earnings per share, principally as a result of the amortization of identified intangibles associated with purchase accounting.

The agreement is subject to regulatory approval under the Hart-Scott-Rodino Act and receipt of final opinions from DST’s tax advisors as to the tax free status of the reorganization.

NEWS RELEASE                                                                                                               C2005-15

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE	Page 2

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The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.